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                                                                    EXHIBIT 99.1



PSB GROUP, INC. ANNOUNCES
BOARD MEMBER RESIGNATION


Madison Heights, MI. October 31, 2003 -- PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland and Macomb Counties, announced the resignation of Nels Olson II as a director of both PSB Group, Inc., and its subsidiary, Peoples State Bank, effective October 31, 2003.

Concomitant with his resignation, PSB Group, Inc. has reached an agreement with Nels Olson II to purchase all of his PSB Group, Inc common stock, 263,118 shares at a purchase price of $23.3125 per share. The agreed-upon purchase price for the stock was negotiated by the company's Board of Directors and in connection therewith, an opinion as to the fairness of the transaction from a financial point of view was rendered by a nationally recognized bank valuation expert.

Management believes this stock re-purchase can have the long term effect of increasing stockholder value, which will be of benefit to all of the shareholders.

As of September 30, 2003, the assets of Peoples State Bank stood at
$408,700,000.

Peoples State Bank is an independent, locally owned community bank, founded in 1909. The bank currently serves the tri-county area with ten offices in Farmington Hills, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights and Warren.


Contact:   David A. Wilson
           Senior Vice President & CFO
           (248) 548-2900